Exhibit 99.1

     Harris Interactive Adjusts Fiscal 2004 Stockholder Equity Accounts
Action Results in Change to After-tax Earnings, but No Change to Pre-tax Earnings

ROCHESTER, NY — September 7, 2004 — Harris Interactive® (Nasdaq:HPOL) announced an adjustment to the previously reported income tax benefit for its fiscal fourth quarter and full fiscal year, which ended on June 30, 2004.

During preparation of the Harris Interactive Form 10-K for the fiscal year ended June 30, 2004, the Company effected an adjustment of $1.9 million between two stockholders’ equity accounts. The adjustment impacts the income tax benefit previously reported, as well as the net profit previously reported. The adjustment does not change the Company’s previously reported pre-tax income or the amount of reported net operating loss carryforwards, or any tax asset or liability account.

With this change, the tax benefit from deductions attributable to the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options are now reflected as a credit to additional paid-in capital accounts.

During fiscal 2004, $4.7 million of such deductions generated a tax benefit of $1.9 million. In the Company’s earlier press release, this $1.9 million was treated as a tax benefit in the income statement rather than a direct credit to the additional paid-in capital account. As a result of the adjustment, the actual tax benefit to be reported in our income statement for fiscal 2004 will be $16.0 million, or $0.28 per fully diluted share, rather than the $17.8 million and $0.31 per fully diluted share previously reported. In addition, the actual net profit will be $29.9 million, or $0.52 per fully diluted share, rather than the $31.8 million or $0.55 per fully diluted share previously reported. In addition, as a result of the adjustment, our net income for the fourth quarter was $24.8 million, or $0.43 per fully diluted share, including a tax benefit of $18.7 million, rather than the previously reported net income of $26.7 million, or $0.46 per fully diluted share, including a tax benefit of $20.6 million.

The correction does not alter any of the Company’s previously announced guidance for fiscal 2005.

###

About Harris Interactive®
Harris Interactive (www.harrisinteractive.com) is a worldwide market research and consulting firm best known for The Harris Poll®, and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research from its U.S. offices and through wholly owned subsidiaries—London-based HI Europe (www.hieurope.com), Paris-based Novatris and Tokyo-based Harris Interactive Japan—as well as through the Harris Interactive Global Network of independent market- and opinion-research firms. EOE M/F/D/V

Contact:
Dan Hucko
SVP, Corporate Communications & Investor Relations
Harris Interactive

585-214-7470